Exhibit 99.1

Frequency Therapeutics Provides Business Updates and Second Quarter 2021 Financial Results

Company Plans to Commence New FX-322 Phase 2 Study in Q4 2021 in a Refined Population of Individuals with Sensorineural Hearing Loss (SNHL)

Will Host R&D Event on November 9th to Provide Detailed Insights into FX-322 Clinical Data, Plans for Continued FX-322 Development and New Pipeline Advancements for Hearing Loss and Multiple Sclerosis

LEXINGTON, Mass., Aug. 12, 2021 – Frequency Therapeutics, Inc. (Nasdaq: FREQ), a clinical-stage biotechnology company focused on harnessing the body’s innate biology to repair or reverse damage caused by a broad range of degenerative diseases, today announced business updates and financial results for the second quarter ended June 30, 2021.

“We have made important progress in our efforts to advance FX-322, our lead program for SNHL, toward its next step in clinical development. We are now completing a thorough analysis of our FX-322 exploratory clincial studies, which has served to increase our understanding of the etiologies and severities where hearing benefits have been observed in study subjects. Based on the overall learnings from multiple completed studies, we plan to initiate a randomized and well-controlled Phase 2 trial in the fourth quarter of this year, using a single administration of FX-322 in a refined population of subjects with SNHL. In addition, this trial will incorporate several novel study design elements that we believe will help address previously observed study bias,” said David L. Lucchino, Frequency’s Chief Executive Officer. “In the fourth quarter, we also intend to share topline data from our FX-322 Phase 1b learning study of subjects with severe SNHL (FX-322-113). Our plan is to maintain flexibility in the design of the new Phase 2 trial so we may also incorporate insights from the study of severe SNHL subjects.”

“This November, we will host an R&D event for investors where we will detail findings from all of our FX-322 clinical studies. These insights have provided the basis for our enthusiasm in the program and have informed the design of our upcoming Phase 2 clinical trial. In addition, we plan to discuss other potential near-term and longer-term areas of pipeline expansion, including continued advancements in hair cell regeneration, as well as the progress we have made in our preclinical program for remyelination in multiple sclerosis (MS), our scientific approach toward compound selection and the in vivo data that we believe supports our MS program,” Mr. Lucchino concluded.

Clinical Study Overview and Recent Corporate Highlights

Sensorineural hearing loss is the most common form of hearing loss, typically resulting from damage to auditory sensory hair cells in the inner ear. These cells convert sound waves to signals sent to the brain. Sensory hair cells may be lost due to noise exposure, aging, certain viral infections or exposure to drugs that are toxic to the ear.

Frequency’s lead clinical development program has included numerous learning studies that have examined different SNHL severities and etiologies, as well as durability of benefit and the impact of various delivery approaches to best understand target populations and administration approaches for continued FX-322 development. In a Phase 1/2 study of subjects with mild to moderately severe SNHL (FX-322-201) the Company observed statistically significant and clinically meaningful improvements in key measures of hearing loss. In March 2021, the Company shared data from an open-label study of FX-322 (FX-322-111), that, similar to the Phase 1/2 study, showed an improvement in word recognition scores, including a near doubling of these scores in certain patients with stable SNHL.

FX-322-113 Phase 1b Study in Severe SNHL: In November 2020, Frequency commenced a Phase 1b study in patients aged 18-65 with severe SNHL (FX-322-113). The study is fully enrolled with 31 subjects. The primary objectives of the study are to assess the local and systemic safety of a single dose of FX-322 and evaluate hearing responses in a more severe adult cohort. Study participants are randomized 4:1 to receive either FX-322 or placebo in one ear. Validated measures of hearing function including speech perception and pure tone audiometry are utilized in the study. Safety, otologic and audiologic assessments are being conducted at days 30 and 90 following administration of FX-322 or placebo. Frequency expects to share topline results from this study in Q4 2021.

Remyelination in Multiple Sclerosis: Frequency continues to advance its preclinical research efforts designed to repair neurological damage in patients with MS. Research efforts are underway to optimize lead compounds with potent remyelination activity that have favorable brain penetration and pharmacokinetic properties. The Company plans to provide additional details on its MS preclinical program at its November 2021 R&D event.

Support for Patient-Focused Drug Development Event on Sensorineural Hearing Loss: In May 2021, the Company issued a statement of support for the Hearing Loss Association of America’s externally led Patient-Focused Drug Development (PFDD) meeting held to address the patient experience in sensorineural hearing loss. The meeting was designed to provide the U.S. Food and Drug Administration (FDA) with an opportunity to hear directly from patients, their families and caregivers, and advocates on the impact of hearing loss on daily life and their experiences with currently available interventions in order to inform the FDA’s decisions and oversight both during drug development and review of marketing applications for new drugs.

Second Quarter 2021 Financial Results

Cash Position: Cash, cash equivalents and marketable securites as of June 30, 2021 were $175.5 million, as compared to $220.3 million as of December 31, 2020. Based on current plans and assumptions, the Company expects its existing cash, cash equivalents and marketable securities will be sufficient to fund its operations into 2023. This guidance does not include potential future milestones which could be received from Astellas for continued FX-322 development.

Revenue: Revenue was $9.4 million and $14.1 million for the three and six month periods ended June 30, 2021, respectively. The Company had revenue of $8.5 million and $15.8 million in the comparable periods of 2020.

Research & Development Expenses: Research and development expenses were $17.4 million and $32.5 million for the three and six month periods ended June 30, 2021, respectively, as compared to $8.8 million and $15.4 million for the comparable periods of 2020. The increase was due to increased costs related to the Company’s lead product candidate, FX-322, including external development costs related to the Company’s ongoing trials for FX-322, as well as increased personnel-related costs due to additional headcount to support the growth of Frequency’s research and development organization. Excluding stock-based compensation expense of $3.1 million for the three months ended June 30, 2021 and $4.6 million for the six months ended June 30, 2021, research and development expenses for the three and six months ended June 30, 2021 were $14.3 million and $27.9 million, respectively.

General and Administrative Expenses: General and administrative expenses were $9.5 million and $19.2 million for the three and six months ended June 30, 2021, respectively, as compared to $6.0 million and $12.2 million for the comparable periods of 2020. The increase was primarily due to an increase in personnel-related costs, including stock-based compensation, for additional headcount required to support the growth of the Company as well as costs associated with being a public company, primarily comprised of professional fees. Excluding stock-based compensation expense of $3.0 million for the three months ended June 30, 2021 and $6.1 million for the six months ended June 30, 2021, general and administrative expenses for the three and six months ended June 30, 2021 were $6.5 million and $13.1 million, respectively.

Net Loss: Net loss was $17.7 million and $38.0 million for the three and six months ended June 30, 2021, respectively, as compared to $6.0 million and $10.9 million for the comparable periods of 2020. The increase in net loss reflects the increase in research and development costs associated with the growth of Frequency’s research and development organization as well as the increase in general and administrative expenses required to support the growth of Frequency as a public company.

About Frequency Therapeutics

Frequency Therapeutics is a leader in the development of medicines designed to activate progenitor cells within the body to treat degenerative diseases. The Company’s progenitor cell activation (PCA) approach stimulates progenitor cells to create functional tissue with the aim of developing disease modifying therapies. The Company’s lead product candidate, FX-322, is designed to regenerate auditory hair cells to restore hearing function. FX-322 is being evaluated in multiple ongoing clinical studies in patients with sensorineural hearing loss. The Company also is evaluating additional diseases where its PCA approach could create functional tissue, including in a pre-clinical program in multiple sclerosis.

Headquartered in Lexington, Mass., Frequency has an ex-U.S. license and collaboration agreement with Astellas Pharma Inc. for FX-322, as well as additional collaboration and licensing agreements with academic and nonprofit research organizations including Massachusetts Eye and Ear, Mass General Brigham, the Massachusetts Institute of Technology, The Scripps Research Institute and Cambridge Enterprises Limited. For more information, visit www.frequencytx.com and follow Frequency on Twitter @Frequencytx.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the initiation, timing and design of the new Phase 2 trial of FX-322, including the ability of study design to address study bias, the interpretation and implications of the results of the Phase 2a, FX-322-111, FX-322-201 and FX-322-112 data, the timing and results of top-line data from the

Phase 1b study (FX-322-113) in severe SNHL, the design and timing of future studies of and clinical development path of FX-322, the treatment potential of FX-322, and our program to develop a product candidate for the treatment of multiple sclerosis; the ability of our technology platform to provide patient benefit, the ability to continue to develop our PCA platform and identify additional product candidates, the timing of and content to be disclosed during the R&D event, the timing and progress of the Company’s remyelination program, the sufficiency of the Company’s capital resources, the implementation of our strategic plans for our business, product candidates and technology, the license and collaboration agreements, including with Astellas Pharma Inc., and the potential application of the PCA platform to other diseases.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the impact of COVID-19 on the Company’s ongoing and planned clinical trials, research and development and manufacturing activities, the relocation of the Company’s offices and laboratory facilities, the Company’s business and financial markets; the Company has incurred and will continue to incur significant losses and is not and may never be profitable; the Company’s need for additional funding to complete development and commercialization of any product candidate; the Company’s dependence on the development of FX-322; the unproven approach of the PCA platform; the lengthy, expensive and uncertain process of clinical drug development and regulatory approval; limited experience successfully obtaining marketing approval for and commercializing product candidates; the results of earlier clinical trials not being indicative of the results from later clinical trials; differences between preliminary or interim data and final data; adverse events or undesirable side effects; disruptions at the FDA and other regulatory agencies; failure to identify additional product candidates; new or changed legislation; failure to maintain Fast Track designation for FX-322 and such designation failing to result in faster development or regulatory review or approval; costly and damaging litigation, including related to product liability or intellectual property or brought by stockholders; dependence on Astellas Pharma Inc. for the development and commercialization of FX-322 outside of the United States; misconduct by employees or independent contractors; reliance on third parties, including to conduct clinical trials and manufacture product candidates; compliance with laws and regulations, including healthcare and environmental, health, and safety laws and regulations; failure to obtain, maintain and enforce protection of patents and other intellectual property; security breaches or failure to protect private personal information; attracting and retaining key personnel; and ability to manage growth.

These and other important factors discussed under the caption “Risk factors” in the Company’s Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 12, 2021 and its other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

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Frequency Therapeutics, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$9,417	$8,523	$14,068	$15,787
Operating expenses:
Research and development	17,401	8,764	32,507	15,434
General and administrative	9,499	5,959	19,243	12,208
Total operating expenses	26,900	14,723	51,750	27,642
Loss from operations	(17,483)	(6,200)	(37,682)	(11,855)
Interest income	118	178	143	888
Interest (expense)	(182)	—	(400)	—
Realized (loss) gain on investments	(10)	(4)	(14)	65
Foreign exchange (loss) gain	(1)	8	20	9
Other (expense), net	(88)	—	(88)	—
Loss before income taxes	(17,646)	(6,018)	(38,021)	(10,893)
Income taxes	(10)	(7)	(10)	(45)
Net loss	$(17,656)	$(6,025)	$(38,031)	$(10,938)
Net loss per share attributable to common stockholders-basic and diluted	$(0.52)	$(0.19)	$(1.11)	$(0.35)
Weighted-average shares of common stock outstanding-basic and diluted	34,238,394	31,066,686	34,177,262	30,967,453

Frequency Therapeutics, Inc.

Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$175,524	$220,341
Working capital	163,333	198,430
Total assets	220,213	264,722
Total liabilities	54,173	72,231
Accumulated deficit	(133,430)	(95,399)
Total stockholders' equity	166,040	192,491

Contacts:

Investor Contact:
Carlo Tanzi, Ph.D.
Kendall Investor Relations
ctanzi@kendallir.com
617-914-0008

Media Contact:
Suzanne Day

Frequency Therapeutics

Tel: 781-496-2211

Email: sday@frequencytx.com